Exhibit (a)(1)(xxvii)
For Immediate Release
Thursday, September 9, 2010
Media Contact: Kate Snedeker
317-258-3748
JS Acquisition, Inc. Announces Termination of Tender Offer
to Purchase Class A Common Stock of Emmis Communications
and Return of Tendered Shares
Indianapolis, IN (NASDAQ: EMMS) — September 9, 2010 — JS Acquisition, Inc., an Indiana corporation (“JS Acquisition”) whose equity securities are owned entirely by Mr. Jeffrey H. Smulyan, the Chairman, Chief Executive Officer and President of Emmis Communications Corporation (“Emmis”), and JS Acquisition, LLC, an Indiana limited liability company (“JS Parent”) that is wholly owned by Mr. Smulyan, today announced that its offer to purchase all of Emmis’ outstanding shares of Class A Common Stock for $2.40 per share in cash has terminated.
The tender offer was conditioned on, among other things, obtaining, prior to the tender offer’s expiration, the required vote for certain amendments to the terms of Emmis’ 6.25% Series A Cumulative Convertible Preferred Stock (“Preferred Stock”) to be voted on at a special meeting of Emmis shareholders. The special meeting of Emmis shareholders initially held at 6:30 p.m., local time, on Wednesday, September 8, 2010, was adjourned until 8:30 a.m., local time, on Thursday, September 9, 2010, at One Emmis Plaza, 40 Monument Circle, Indianapolis, Indiana 46204. At the special meeting held at 8:30 a.m., local time, on Thursday, September 9, 2010, the required vote of Emmis’ shareholders was not obtained. Accordingly, since the required vote was not obtained prior to the expiration of the tender offer and, as a result, the condition was not satisfied, the tender offer has terminated.
Also, Emmis announced today that its offer to issue 12% PIK Senior Subordinated Notes due 2017 (“New Notes”) in exchange for Preferred Stock at a rate of $30.00 principal amount of New Notes for each $50.00 of liquidation preference of Preferred Stock has also terminated. The exchange offer was also conditioned on obtaining the required vote described above, and as that condition was not satisfied prior to the expiration of the exchange offer, the exchange offer has also terminated.
As of the expiration of the tender offer at 5:00 p.m., New York City time, on Wednesday, September 8, 2010, 19,968,517 Class A shares had been tendered into and not withdrawn from the tender offer. None of the Class A shares tendered were purchased in the tender offer, and JS Acquisition has instructed the depositary for the tender offer to promptly return all Class A shares previously tendered and not withdrawn to their respective holders.
Additionally, as of the expiration of the exchange offer at 5:00 p.m., New York City time, on Wednesday, September 8, 2010, 418,503 shares of Preferred Stock had been tendered into and not withdrawn from the exchange offer. None of the shares of Preferred Stock tendered were purchased in the exchange offer, and Emmis has instructed the depositary for the exchange offer to promptly return all shares of Preferred Stock previously tendered and not withdrawn to their respective holders.
About JS Acquisition and JS Acquisition, LLC
JS Acquisition is an Indiana corporation owned by Mr. Smulyan and JS Parent. JS Acquisition was formed for the purpose of engaging in a going private transaction with Emmis and has carried on no other activities other than in connection with the tender offer, the merger and prior potential going private transactions. JS Parent is an Indiana limited liability company that is wholly owned by Mr. Smulyan.
About Emmis
Emmis Communications Corporation is a diversified media company, principally focused on radio broadcasting. Emmis operates the 8th largest publicly traded radio portfolio in the United States based on total listeners. As of February 28, 2010, Emmis owns and operates seven FM radio stations serving the nation’s top three markets —

New York, Los Angeles and Chicago, although one of Emmis’ FM radio stations in Los Angeles is operated pursuant to a Local Marketing Agreement whereby a third party provides the programming for the station and sells all advertising within that programming. Additionally, Emmis owns and operates fourteen FM and two AM radio stations with strong positions in St. Louis, Austin (Emmis has a 50.1% controlling interest in Emmis’ radio stations located there), Indianapolis and Terre Haute, IN.
In addition to Emmis’ domestic radio properties, Emmis operates an international radio business and publishes several city and regional magazines. Internationally, Emmis owns and operates national radio networks in Slovakia and Bulgaria. Emmis’ publishing operations consists of Texas Monthly, Los Angeles, Atlanta, Indianapolis Monthly, Cincinnati, Orange Coast, and Country Sampler and related magazines. Emmis also engages in various businesses ancillary to Emmis’ broadcasting business, such as website design and development, broadcast tower leasing and operating a news information radio network in Indiana.
Emmis’ news releases and other information are available on the company’s website at www.emmis.com.
IMPORTANT INFORMATION
THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND DOES NOT CONSTITUTE AN OFFER TO PURCHASE OR EXCHANGE OR THE SOLICITATION OF AN OFFER TO SELL OR EXCHANGE CLASS A COMMON STOCK, PREFERRED STOCK, STOCK OPTIONS, RESTRICTED STOCK, DEBT OR OTHER SECURITIES OF EMMIS.
JS ACQUISITION HAS TERMINATED ITS OFFER TO PURCHASE SHARES OF CLASS A COMMON STOCK OF EMMIS (THE “TENDER OFFER”), WHICH HAD COMMENCED PURSUANT TO THE OFFER TO PURCHASE AND RELATED LETTER OF TRANSMITTAL, DATED JUNE 2, 2010 (TOGETHER WITH AMENDMENTS AND SUPPLEMENTS THERETO, THE “TENDER OFFER DOCUMENTS”) THAT WAS FILED UNDER COVER OF A COMBINED SCHEDULE TO/SCHEDULE 13E-3 TRANSACTION STATEMENT WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (THE “SEC”). THE TENDER OFFER DOCUMENTS HAVE BEEN DISTRIBUTED TO EMMIS’ SHAREHOLDERS. THIS PRESS RELEASE IS NOT A SUBSTITUTE FOR THE TENDER OFFER DOCUMENTS.
IN CONNECTION WITH THE TERMINATION OF THE TENDER OFFER, EMMIS HAS TERMINATED ITS OFFER TO ISSUE NEW 12% PIK SENIOR SUBORDINATED NOTES DUE 2017 IN EXCHANGE FOR EMMIS’ 6.25% SERIES A CUMULATIVE CONVERTIBLE PREFERRED STOCK (THE “EXCHANGE OFFER”). ALSO, IN CONNECTION WITH THE EXCHANGE OFFER AND THE TENDER OFFER, EMMIS HAD PREVIOUSLY SOLICITED PROXIES (THE “PROXY SOLICITATION”) FROM ITS COMMON AND PREFERRED SHAREHOLDERS TO VOTE IN FAVOR OF CERTAIN PROPOSED AMENDMENTS TO EMMIS’ ARTICLES OF INCORPORATION. THE EXCHANGE OFFER AND PROXY SOLICITATION HAD BOTH COMMENCED PURSUANT TO A DEFINITIVE OFFER TO EXCHANGE, DEFINITIVE PROXY STATEMENT AND THEIR RESPECTIVE LETTERS OF TRANSMITTAL AND OTHER RELATED MATERIALS, DATED JULY 6, 2010 (TOGETHER WITH AMENDMENTS AND SUPPLEMENTS THERETO, THE “EXCHANGE OFFER DOCUMENTS”, AND COLLECTIVELY WITH THE TENDER OFFER DOCUMENTS, THE “DISCLOSURE DOCUMENTS”) THAT WERE FILED UNDER COVER OF A COMBINED SCHEDULE TO/SCHEDULE 13E-3 TRANSACTION STATEMENT WITH THE SEC. THE EXCHANGE OFFER DOCUMENTS HAVE BEEN DISTRIBUTED TO EMMIS’ SHAREHOLDERS, AND THIS PRESS RELEASE IS NOT A SUBSTITUTE FOR THE EXCHANGE OFFER DOCUMENTS.
SHAREHOLDERS AND INVESTORS SHOULD READ CAREFULLY THE DISCLOSURE DOCUMENTS BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE VARIOUS TERMS OF, AND CONDITIONS TO THE TENDER OFFER, THE EXCHANGE OFFER AND THE PROXY SOLICITATION (THE “TRANSACTIONS”). INVESTORS MAY OBTAIN FREE COPIES OF THE DISCLOSURE DOCUMENTS, INCLUDING THE LETTERS OF TRANSMITTAL, AT THE SEC’S WEB SITE AT WWW.SEC.GOV. IN ADDITION, COPIES OF THE DISCLOSURE DOCUMENTS, INCLUDING THE LETTERS OF TRANSMITTAL, MAY BE OBTAINED FOR FREE BY DIRECTING SUCH REQUESTS TO BNY MELLON SHAREOWNER SERVICES, THE INFORMATION AGENT FOR THE TRANSACTIONS, AT

1-866-301-0524. SHAREHOLDERS ARE URGED TO CAREFULLY READ THESE MATERIALS PRIOR TO MAKING ANY DECISION WITH RESPECT TO THE TRANSACTIONS.
EMMIS AND ITS DIRECTORS AND OFFICERS AND OTHER MEMBERS OF MANAGEMENT AND EMPLOYEES MAY BE DEEMED TO BE PARTICIPANTS IN THE SOLICITATION OF PROXIES. INFORMATION REGARDING EMMIS’ DIRECTORS AND EXECUTIVE OFFICERS IS DETAILED IN ITS PROXY STATEMENTS AND ANNUAL REPORTS ON FORM 10-K. SUCH INFORMATION IS ALSO CONTAINED IN THE EXCHANGE OFFER DOCUMENTS.
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This press release includes information that could constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, among others, statements about Emmis’ beliefs, plans, objectives, goals, expectations, estimates and intentions that are subject to significant risks and uncertainties and are subject to change based on various factors, many of which are beyond our control. The words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “target,” “goal,” and similar expressions are intended to identify forward-looking statements. All forward-looking statements, by their nature, are subject to risks and uncertainties. Although Emmis believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, Emmis’ actual results could differ materially from those described in the forward-looking statements.
Emmis’ ability to achieve its objectives could be adversely affected by the factors discussed in its Annual Report on Form 10-K, as amended, for the fiscal year ended February 28, 2010 and Definitive Proxy Statement/Offer to Exchange filed with the SEC on July 6, 2010, as well as, among others: (1) the occurrence of any event, change or other circumstances that could give rise to the inability to complete the proposed transactions described above due to the failure to satisfy the conditions required to complete the proposed transactions, (2) the outcome of any legal proceedings that have been and may be instituted against Emmis and others following announcement of the proposed transactions, (3) the ability to recognize the benefits of the proposed transactions, (4) the amount of the costs, fees, expenses and charges related to the proposed transactions, (5) general industry conditions such as the competitive environment, (6) regulatory matters and risks, (7) legislative developments, (8) changes in tax and other laws and the effect of changes in general economic conditions, (9) the risk that a condition to closing of the proposed transactions may not be satisfied, and (10) other risks to consummation of the proposed transactions, including the risk that the proposed transactions will not be consummated within the expected time period.
Many of the factors that will determine the outcome of the subject matter of this press release are beyond Emmis’ ability to control or predict. Emmis undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by law. Additional information regarding these risk factors and uncertainties is detailed from time to time in Emmis’ filings with the SEC, including but not limited to its Annual Report on Form 10-K, as amended, for the fiscal year ended February 28, 2010 and Definitive Proxy Statement/Offer to Exchange filed with the SEC on July 6, 2010. These filings are also available for viewing on Emmis’ website. To access this information on Emmis’ website, please visit www.emmis.com and click on “Investors”, “SEC Filings”.